Exhibit 99.1

NEWS…	Contact:	Dirk Montgomery
January 30, 2006		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC.
ANNOUNCES SALE OF INTEREST IN
PAUL LEE’S CHINESE KITCHEN JOINT VENTURE

Tampa, Florida, January 30, 2006 --- Outback Steakhouse, Inc. (NYSE: OSI) announced today that it has an agreement in principle to sell its fifty percent (50%) interest in the Paul Lee’s Chinese Kitchen joint venture to founder and veteran restaurateur Paul Fleming.
Founded in September of 2004, Paul Lee’s Chinese Kitchen currently has four locations. OSI has also announced that the Citrus Park location, which opened in October of 2004, will close February 1 and will be converted to a Carrabba’s Italian Grill.
“We believe the success of the continued evolution of the Paul Lee’s Chinese Kitchen brand will be best served under Paul Fleming’s stewardship,” says Bill Allen, CEO of OSI. “Paul has a long history of success in creating and developing restaurant brands and we are confident he will enjoy similar success with Paul Lee’s. As a measure of our confidence in Paul and his team, we have retained the option to re-enter the joint venture in the future.”

The Outback Steakhouse, Inc. restaurant system operates 915 Outback Steakhouses, 200 Carrabba’s Italian Grills, 90 Bonefish Grills, 39 Fleming’s Prime Steakhouse and Wine Bars, 20 Roy’s, 27 Cheeseburger In Paradise restaurants and three Lee Roy Selmon’s in 50 states and 21 countries internationally.

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